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                                                                    Exhibit 11.1



                     INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

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                                                     2002            2001             2000
                                                 ------------    ------------     ------------
Numerator:
Income from continuing operations                 $2,623,415      $4,011,120       $3,712,828
Income from discontinued operations                       $0              $0         $129,374
Gain on disposal of discontinued segment                  $0              $0         $335,181
                                                 ------------    ------------     ------------
Net income                                        $2,623,415      $4,011,120       $4,177,383

Denominator:
Denominator for basic earnings per share -
 weighted-average shares                           9,174,831       9,462,166        8,829,182
Effect of dilutive securities:
Employee stock options                                57,788         210,667          454,364
Denominator for diluted earnings per share
adjusted weighted-average shares and
assumed conversions                                9,232,619       9,672,833        9,283,546

Basic earnings per share:
Income from continuing operations                      $0.29           $0.42            $0.42
Income from discontinued operations                    $0.00           $0.00            $0.01
Gain on disposal of discontinued segment               $0.00           $0.00            $0.04
                                                 ------------    ------------     ------------
Net income                                             $0.29           $0.42            $0.47

Diluted earnings per share:
Income from continuing operations                      $0.28           $0.41            $0.40
Income from discontinued operations                    $0.00           $0.00            $0.01
Gain on disposal of discontinued segment               $0.00           $0.00            $0.04
                                                 ------------    ------------     ------------
Net income                                             $0.28           $0.41            $0.45
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